Exhibit 10.33

Certain confidential information contained in this document, marked by [**], has been redacted in compliance with Regulation S-K Item 601(a)(6).

Long Term International Assignment Letter

Personal & Confidential

This letter (referred to as the “Assignment Letter”) is to confirm mutual understanding of the terms and conditions of your temporary international assignment (the “Assignment”) to Milwaukee, Wisconsin, United States. Pursuant to these terms, you are to be seconded from [**], (your HOME employer) to United States (your HOST employer) while on assignment. This Assignment Letter, together with any additional documents, agreements or provisions that may be referenced herein, including your Offer Letter and any Employment Agreement, constitutes the entire understanding of the terms and conditions of your International Assignment. To the extent there is a conflict between the terms of this letter and the terms of the Employment Agreement, the terms of the present Assignment letter will be controlling. This Assignment Letter does not create a contract of employment between you and [Clarios] or any operating entity for any specified period. Your employment shall continue to be subject to the terms and conditions of any Employment Agreement and/or local employment & labor laws. Please note that the terms and content of this Assignment Letter are confidential and may not be directly or indirectly disclosed by you to any other party other than your direct manager, family or legal representation (as may be applicable).

[Clarios] and its related subsidiaries and operating entities (collectively referred to as The Company through the remainder of this document) will not guarantee the term of any international assignment. Your international assignment and overall employment will continue as long as mutually acceptable.

The terms and conditions of this Assignment Letter will be governed by the laws of the country of the home & host employer noted above.

The commencement of this assignment is dependent upon you being able to obtain, with the help of identified vendors of The Company, the appropriate work and/or residence permits, as well as any other pre-assignment checks such as criminal background, immunizations, and/or medical checks as applicable.

Expatriate Name:	Gerardo Gonzalez [**]

Expected Start Date:	July 1, 2022

Job Title:	VP & GM, USA/Canada

Assignment HOME Location:	[**]

Assignment HOST Location:	Milwaukee, Wisconsin, United States

Reporting to:	Mark Wallace, CEO

Expected Assignment Term:	Three Years

Family Size:	[**]

The basis for the terms and conditions, the compensation and allowances during the term of this assignment. as they are specified in this letter, is carried by the company’s policy, Clarios Global Policy Executive Long Term Assignment, dated January 2020, hereafter called “the policy” or “policy,” of which you will receive a copy.

Clarios	Page 1 of 7	June 2022

1.	Compensation:

Base Salary:

You will receive an annual base salary of MXN 9,800,078. Your salary will be paid according to the normal and customary payroll process of the Company. Salary administration procedures will remain in accordance with your HOME country guidelines. You will receive normal allowances for the Home location. Payments in HOME and HOST countries will follow normal HOME and HOST payroll calendars and be paid in local currencies. If your base compensation changes at any point, your assignment related benefits will be changed or updated as appropriate.

Bonus:

You will be eligible to participant in an annual bonus program, subject to the terms and conditions of such plan. Your incentive target will be 65% of your base annual salary, prorated according to the rules outlined in the relevant bonus plan Summary Plan Description. Your bonus will be paid in your HOME country. However, bonuses are cash compensation and will be taxable in your HOST location. Any questions surrounding bonuses or incentives payment please discuss with the company defined tax provider and/or HOME country HR.

Long-Term Incentive Plan

In this position, you will participate in the Clarios Executive Long-Term Incentive Program (ELTIP). You will receive a total 4.5% of the total profit pool on Brookfield’s sale proceeds, inclusive of prior awards, and net of all sales costs, less Brookfield’s initial invested capital of approximately US$2,932 Million. Awards will vest 20% per year, provided you are employed on each annual vesting date. Determination of actual award levels relative to the target award will be based on achievement of performance goals outlined in the ELTIP plan document.

Tax Equalization:

You will receive Tax Equalization assistance to minimize, within practical limits, any tax advantage or disadvantage of your foreign assignment (in accordance with the company defined tax provider’s Tax Equalization guidelines). This means you will continue to pay/ be responsible for all normal tax payments or deductions that would have been your responsibility if you had remained in the HOME location. Social Insurance payments and other local deductions may continue as applicable and required. Spousal income and personal investment income (excluding company equity) is not tax equalized. Tax equalization assistance comes in the form of tax counseling, tax preparation work, and ongoing tax calculations from the company’s designated tax provider. You may not use your own tax provider; however, you can remain supported by a personal accountant or financial advisor as long as they do not process returns or advise tax deductions or payments. It will remain your responsibility to file the returns and any forms completed by the tax provider, in both your HOME and HOST locations. In order to minimize delays in filing and financial impacts or assessments, you are required to comply timely with all information requests from the tax provider.

General:

Please note that in some HOST countries, there may be a certain portion of your total compensation into the HOST country payroll. When not required, the Company defaults to paying your base salary and bonuses in your HOME country and your allowances into your HOST country. The company will provide a “balance sheet” to help show you what those amounts are expected to be. Please note your total compensation (cash and value of services) will be reported for tax purposes.

Certain confidential information contained in this document, marked by [**], has been redacted in compliance with Regulation S-K Item 601(a)(6).

Clarios	Page 2 of 7	June 2022

2.	Benefits Health Insurance/ Medical Benefits:

For the term of your assignment, you and your applicable dependents will be eligible to enroll the Cigna Global Health Benefits program. Cigna Global provides needed medical, prescription, employee assistance (EAP), and dental coverage with a global network for you and your dependents. You will enroll online, and you will receive a welcome packet once enrolled, which includes details and information to answer many of your questions about your new health plan.

Other Benefits:

Cigna also offers Crisis Assistance Plus™(CAP), a worldwide comprehensive crisis assistance program, powered by FocusPoint International®. More information regarding this program will be provided to you following enrollment into the Cigna Global Health Benefits program.

The Company also provides Emergency Evacuation and emergency leave support as needed, in the case of medical emergency, death in the immediate family, or unsafe conditions with International SOS in the HOST location. Please see the Company Travel Security site for further information.

Work Schedules/Holidays/Vacation:

Your working hours will be in accordance with HOST country practice and the operational needs of your role. You will observe the work schedule and holidays in effect at your place of Assignment You will accrue vacation based on the original terms of your employment and/or HOME country policies.

3.	Pre-Departure:

General:

Your assignment will be supported and coordinated by a combination of HOME and HOST HR and company designated service providers such as a relocation management company, a tax provider, and an immigration firm. Your main point of contact while on assignment will be the counselor / consultant provided by the relocation management company. While on assignment, separation of assignment related, and business-related expenses is essential. Please work with the counselor / consultant provided by the relocation management company to file any and all assignment related expenses or reimbursement requests.

Immigration:

It is your responsibility to ensure that you have a passport valid for at least six months (12 months is recommended) beyond the start date of the Assignment. The company does not pay for passport fees or obtaining copies of “typical” personal documents such as birth certificates or marriage licenses. You are responsible for obtaining any official records needed for immigration applications necessary for the HOST Country and working closely with the company’s immigration provider to file immigration requests. The Company will support the costs for obtaining additional & “non-typical” documents (i.e. transcripts, documents from outside your HOME country, etc.) necessary for you and your accompanying dependents. The Company will cover all costs and provide necessary sponsorship to support immigration applications.

HOME Country Residence

It is assumed you will maintain a residence of some kind in the HOME location. Should you give up your lease or sell your HOME country residence at any time during the assignment, storage for your personal goods is your own responsibility.

Please be advised that if you decide to purchase and/or at any time sell any HOME or HOST country residence, The Company does not provide HOME sale or HOME purchase support while on assignment.

Certain confidential information contained in this document, marked by [**], has been redacted in compliance with Regulation S-K Item 601(a)(6).

Clarios	Page 3 of 7	June 2022

In addition, regardless of any decision on the potential purchase or sale of any residence in your HOME country, you will continue to be tax equalized back to your country of origin.

HOME Country Car / Auto Sale:

You have the option to return your Clarios vehicle or to purchase it in accordance with the LATAM Car Policy terms and conditions.

You will be reimbursed for losses incurred in selling or relinquishing the lease on your personal car based on the limits defined within the policy. You will be responsible for selling your car and/or canceling your lease. The company will not pay the costs associated with the shipment of a personal vehicle to or from the foreign location or the costs to store any vehicle in the HOME country.

Cultural Orientation/ Language Lessons:

To prepare you for living and working in the HOST location, the company will provide a cultural orientation and/or language services through appropriate vendors coordinated by the company’s selected relocation management company.

Pre-Move Trip:

You will be entitled to a pre-move trip to the assignment location for up to six days. Where possible, the trip should be scheduled in conjunction with a business trip to minimize expenses. The primary purpose of such a trip will be for you, and the Company to make a final assessment regarding the assignment and where possible, to arrange for HOST housing. You will be reimbursed for airfare, lodging, meals, & incidentals in accordance with the business travel policy, but reimbursement must be requested through the Company’s relocation management company.

Destination & Settling-In Services:

The Company provides support to find and settle into your new HOST location, as coordinated by the relocation management company. These services begin before your assignment and includes support in finding appropriate schooling, as applicable.

4.	Relocation:

Relocation Travel:

You will be reimbursed for the costs of air travel to your HOST location. You will be reimbursed for Economy Class airfare, extra baggage fees, lodging, meals, & incidentals for up to 48 hours of travel, in accordance with the policy, but reimbursement must be requested through the company’s relocation management company.

Temporary Living:

You are eligible for Temporary Living to support the transition to your HOST location housing. This Temporary living may be used for up to 90 days at the HOST location, and up until your HOST housing is available or your household goods shipment arrives. All efforts should be made to move into permanent accommodations as quickly as possible. Temporary living, where possible, should be coordinated and paid directly by the relocation management company. Where not possible, you will be reimbursed hotels, laundry/ valet, and normal gratuities.

While in Temporary Living, or until the HOST transportation has been provided/ obtained, you will also be eligible for a rental car for up to 90 days until your HOST country transportation has been provided.

Certain confidential information contained in this document, marked by [**], has been redacted in compliance with Regulation S-K Item 601(a)(6).

Clarios	Page 4 of 7	June 2022

General Expense Allowance:

You will receive a General Expense Allowance (also called a Relocation Allowance) of USD $ 6,000.00 at the beginning of your assignment.

Household Goods:

It is The Company’s intention to provide you furnished housing in the HOST location, shipments of your household goods will be limited to essential items not provided or available in the HOST location. In addition to excess baggage fees as defined in “relocation travel”, you will be provided a limited air shipment OR reimbursement of the costs of shipping and insurance for additional items. Please note the excluded items list identified within the policy and be aware that some shipments (especially when items are bought recently) will require customs and tax payments. Please seek the advice and guidance of your relocation counselor / consultant within the relocation management company before making a decision to ship anything.

If furnished housing is not available, you will be allowed either a furniture allowance to purchase or rent furniture in the HOST location or a household shipment of goods according to the allowances described in the policy.

The Company will not pay the costs associated with the relocation of household pets.

5.	Assignment Related Allowances:

Goods and Services / Cost of Living Allowance:

You will receive a Goods and Services or Cost of Living (COLA) allowance of approximately MXN 52,920 (USO $2,700) per month, where applicable, using information that we receive from our cost-of-living data provider. This allowance will be paid by your HOST country. This amount is subject to change, to either increase or decrease, based on changes to your salary, family situation, and exchange rates or inflation. Changes often occur on a quarterly basis. If applicable, you will be paid this allowance every month to offset the difference in costs for goods and services between your HOME country and your HOST location. This allowance will begin the date you move into long term housing and cease to be reimbursed for temporary living expenses. This allowance will end the date you move out of long-term housing in the HOST country, or if you have to leave the HOST country for an extended period. It will be your responsibility to communicate the dates you move in and/or out of temporary living or any changes in your family size or base salary to your supporting relocation management company counselor / consultant.

HOST Housing:

You will receive furnished housing in your HOST location that is commensurate with your peers in that location. Your current housing will be paid directly to the landlord on the company’s behalf, by the company’s relocation management company. Standard utilities, including heat, water, electricity, and any installation charges for cable and telephone are included in the company paid HOST country housing payments. Service utilities, such as phone and cable, are not reimbursed, as they are considered part of the goods and services allowance.

HOST Country Transportation:

The company follows HOST country transportation policies, which are part of local compensation and subject to change by the HOST country Total Rewards teams and local regulations. This may be a leased vehicle for the duration of the assignment or a transportation allowance to cover public transit costs. In some cases, travel or transportation may be considered part of your base or cash compensation. Should you have any questions about your host country transportation, please contact your host country HR.

Certain confidential information contained in this document, marked by [**], has been redacted in compliance with Regulation S-K Item 601(a)(6).

Clarios	Page 5 of 7	June 2022

HOME Leave:

To maintain connections with your HOME country, you are eligible for a HOME leave allowance of Home currency amount MXN 37,493 to be paid at the midpoint of your assignment of your first year on assignment and then annually thereafter. This amount is calculated based on the average costs of economy class airline tickets, during peak seasons, for you back to your HOME country and any dependent visitation if you have family not residing with you. This allowance is intended to provide you the flexibility of going HOME, bringing family to you for a visit, or going to another location. Your HOST country manager must approve any time off and it is recommended you follow the company travel policy guidelines regarding approved airlines.

6.	End of Assignment:

During your assignment, you will remain an at-will employee of the Company, subject to any limits as defined in any employment contract, which means that you or the Company may terminate your employment as allowed within your employment contract. The Company reserves the right to terminate your employment at any time for cause. If you are terminated “for cause”, in signing this letter you agree that the Company will have no further obligation to you. “For Cause” termination reasons include, but are not limited to, willful misconduct, violation of the Company’s ethics or zero tolerance policies, and job-related criminal conduct.

Assignment Completion:

Unless the assignment is ended early or extended, the Assignment shall automatically end, or be considered completed at the end of the Term of the assignment (or the Extended Term, if applicable).

Completion of the Assignment will not result in the automatic termination of your employment with the Company; however, termination of your employment with the Company will result in the automatic and simultaneous termination of the Assignment. If you voluntarily terminate your employment to take alternative employment, upon starting with your new employer you give up any rights for the Company to return you or your family to your HOME country. For the avoidance of any doubt, nothing contained in this Assignment Letter shall be construed as prohibiting or limiting or placing any conditions on the Company’s right to terminate your employment with the Company.

Retirement:

If you retire under the provisions of the Company’s retirement program. we will return you and your accompanying family members to the HOME location under the same terms provided during a normal repatriation, provided that the return is within 30 days following your retirement date. Please provide at least 6 months of notice of your intent to retire, in writing, wherever possible.

Repatriation:

Upon normal termination of the assignment (not due to termination of employment), you will be provided a General Expense Allowance, travel, temporary living including car rental and return shipment of household goods in line with what you received at the beginning of your assignment, with consideration for changes in family size, base salary, or your personal situation.

7.	Closing

Privacy:

In signing this letter. you understand that The Company and supporting vendors / related companies (both in your home country and globally) might need to access information concerning you and disclose it to each other or to third parties for the purposes of supporting your international assignment. All vendors have verified your personal information is maintained in a secure fashion that abides by all company and global privacy regulations and will not be shared except where needed to provide essential services. By signing this Letter, you consent to the Company and its related entities collecting and disclosing information concerning you for this purpose.

Certain confidential information contained in this document, marked by [**], has been redacted in compliance with Regulation S-K Item 601(a)(6).

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Disputes about This Letter:

The parties agree that all disputes regarding this assignment letter or interpretation of the letter shall be governed by the laws of the home country of employment and the parties further agree that to the exclusive jurisdiction of the courts of said country. This is not a contract of employment or work, so laws or regulations around employment or work contracts are excluded. If any provision of this Assignment Letter is judicially or otherwise declared to be invalid. unenforceable or void, the remaining provisions shall nevertheless be effective to the same extent as if such invalid or unenforceable provision had never been included.

Signature on this document implies acceptance of all terms and conditions documented as described above, and in the policy as noted.

Accepted by:

/s/ Gerardo Gonzalez [**] Gerardo Gonzalez [**]	June 28TH, 2022 Date

/s/ CHRO Beth Powers CHRO Beth Powers	6/29/22 Date

Approved By: All approvals are digitally tracked.

Certain confidential information contained in this document, marked by [**], has been redacted in compliance with Regulation S-K Item 601(a)(6).

Clarios	Page 7 of 7	June 2022